Exhibit 99.1

STAAR Surgical Q1 2020 Earnings Call Transcript

Date: May 6, 2020

Operator

Thank you for standing by, and welcome to the STAAR Surgical 1Q 2020 Financial Results Conference Call and Webcast. At this time, all participants are in a listen-only mode. After the speakers' presentation, there'll be a question-and-answer session. [Operator Instructions] Please be advised that today's conference is being recorded. [Operator Instructions]

I'd now like to hand the conference over to your speaker today, Brian Moore, Vice President, Investor, Media Relations and Corporate Development. Thank you. Please go ahead.

Brian Moore, Vice President-Investor, Media Relations and Corporate Development, STAAR Surgical Co.

Thank you, Jesse, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to discuss the company's financial results for the first quarter ended April 3, 2020.

On the call today are Caren Mason, President and Chief Executive Officer, and Deborah Andrews, Chief Financial Officer. The press release of our first quarter results was issued just after 4:00 PM Eastern Time and is now available on STAAR's website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgment and analysis as of the date of this conference call, and are subject to numerous important risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risk and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the Safe Harbor statement in today's press release, as well as STAAR's public periodic filings with the SEC. Except as required by law, STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes, and does not intend to do so.

In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and adjusted earnings per share and sales in constant currency. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and the future performance. A table reconciling the GAAP information to the non-GAAP information is included in today's press release.

Following our prepared remarks, we will open the line to questions from publishing analysts. We ask analysts limit themselves to two initial questions, then requeue with any follow-ups. We thank everyone in advance for their cooperation with this process. And with that, I'd now like to turn the call over to Caren Mason, President and CEO of STAAR

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Exhibit 99.1

Thank you, Brian. Good afternoon everyone and thank you for joining us on today's call. Let me start by saying that the health and safety of everyone around the globe remains paramount and we continue practicing, by countries served, the directives from national and local governments and public health officials. We have been fortunate at STAAR that our global employee team has fared well through this most difficult of times. We continue to wish the best for all of our surgeon partners, their staff and patients, frontline healthcare workers, shareholders and analysts and their teams.

The first quarter results we reported today illustrate the advantages of STAAR's positioning as a global company with business in over 75 countries. STAAR achieved admirable growth despite COVID-19 headwinds, causing a pause in elective procedures across different markets and of various durations. Global ICL unit growth in the first quarter of 2020 was up 9% as compared to the prior year quarter. With European distributor business usually more heavily weighted to the third month of the quarter, China not performing ICL implants for seven weeks of the quarter and the rest of our markets mostly shut down for the last two or three weeks of the quarter, the terrific start in January and the momentum in Asia late in the quarter really proved to be significant.

Consistent with the business update we provided on April 13, ICL units grew strongly in key Asian geographies. First quarter year-over-year ICL unit growth was as follows. Japan units up 79%, Korea units up 14% and China units up 7%, and the rest of Asia-Pacific, excluding Japan, Korea and China, up 37%. STAAR also achieved solid unit growth in markets outside of Asia. In Canada, ICL unit growth was up 10% in the first quarter, and in Germany, ICL unit growth was up 5% even with the discontinuation of the procedures commencing in the second week of March.

I am pleased to report that we resumed production last Monday April 27 at our Monrovia and Aliso Viejo, California manufacturing facilities. We have implemented wide ranging COVID-19 safety enhancements and protocols at both facilities.

With respect to our US EVO clinical trial, our contract research organization is providing clinical studies support to the EVO principal investigators, including the restart of patient enrollment following a pause associated with recommendations from states and medical societies with respect to elective procedures and clinical trials. Several of our principal investigator sites have already reopened and resumed patient recruiting, screening, and implementation or implantation. At this time, all of our principal investigator sites plan to reopen by May 15.

Our EVO EDOF lens for presbyopia remains under review by DEKRA, our notified body. The pandemic may cause a delay in DEKRA's resubmission. Still we remain optimistic our EDOF lens will be approved and introduced in a staged rollout to CE Mark countries either in the second or third quarter of this year. Designed for early presbyopes ages 45 to 55, our EVO EDOF lens targets millions of eyes of opportunity for STAAR for those who want to dispense with their reading glasses.

I am pleased to announce that Anvisa, Brazil's health regulatory agency, renewed the approval of STAAR's EVO lenses for promotion recently after a protracted review cycle. Brazil is a country with an affinity for aesthetic procedures and the largest refractive surgery market in Latin America. We are excited to resume sales in this market during the second quarter of 2020, subject to the potential impact of COVID-19 on surgeons or patients.

Exhibit 99.1

Governments and public health officials globally are beginning to list stay-at-home, work and other restrictions at many hotspot geographies. For example, ophthalmic surgeons in China, the largest refractive procedure market in the world, are once again performing EVO ICL procedures across the country. Preparation for the upcoming peak implant season is well underway with planned advertising and patient marketing events. As our key customers begin to resume work around the world, there is significant interest in growing their ICL and EVO lens business as we have been reporting since November of last year.

The move to lens-based surgery continues. During numerous and well-attended virtual webinars and education events sponsored by STAAR and select societies around the globe, the question-and-answer sessions would routinely go an hour or longer than scheduled regarding ICL patient profiling, surgical technique and practice development recommendations. The reasons most often cited by our customers as we surveyed them for their interest include an emerging EVO patient profile that is younger and perhaps less concerned about COVID-19 than an older demographic as well as a higher profit per eye with an EVO procedure than many other refractive procedures.

The COVID-19 pandemic is highlighting the utility of our EVO family of lenses, not only for surgeons, but for their patients as well. Patient stories of loss disposable contact lenses, fears of running out of contact lenses, glasses that fog up while wearing a mask and concerns about not touching one's face or eyes had been more prevalent on social media in recent months. Frontline healthcare workers are perhaps experiencing these challenges most acutely. Recently, a US surgeon posted the following note online regarding a frontline worker requesting ICLs… “After five weeks out of the OR, it feels so great to be back, taking care of one of our own today, a nurse who treats patients at the hospital and feels unsafe touching our eyes to manipulate her contact lenses right now.”

In closing, I'd like to comment on how we see the months ahead. As previously noted in discussions with our surgeon partners, it is clear that there is a strong desire to resume refractive surgery quickly once the elective procedures are allowed by local government and public health authorities. However, we expect that Q2 will be negatively impacted by the markets that are just returning to reopen their clinics and practices in late May into June. We started 2020 off with the highest ICL sales and unit growth experienced in the last five years in a January timeframe. In every open market that trend continued into the middle of March. The large Asian markets are growing well now. Unless there is another forced closure or challenging COVID-19 scenario for surgeons and patients beyond Q2, we fully expect to resume the double-digit growth outlook originally targeted for Q3 and Q4. Those are my prepared remarks.

I'll now turn the call over to Deborah to further review our first quarter financial results. Deborah?

Deborah J. Andrews - Chief Financial Officer, STAAR Surgical Co.

Thank you, Caren, and good afternoon, everyone. I'll start with the financial review with the summary of top line results and then provide more detail down the income statement. STAAR reported net sales of $35.2 million for the first quarter of 2020, an 8% increase over the $32.6 million reported in the year ago period. Top line growth was driven by $1.6 million or 6% sales increase in ICLs and $1 million increase in Other Product sales, primarily injectors and injectors and injector parts. ICL sales represented 83% of total company sales for the first quarter of 2020.

Exhibit 99.1

Moving down the income statement, our gross profit margin for the first quarter was 17.4% as compared to 74.2% in the prior year quarter. Gross margin in the first quarter decreased approximately 160 basis points due to the higher mix of other product sales, which have a lower gross margin than our ICLs. The remaining 220 basis point change was primarily due to period costs associated with the expansion of manufacturing capacity. In the second quarter, the company expects to record $1.4 million of manufacturing charges associated with a six-week pause in production at our California facilities that would normally be capitalized the inventory.

Total operating expenses for the first quarter were$25.9 million, an increase of 15% compared to the prior year quarter of $22.6 million. The company did begin moderating non-essential variable spending in February. Taking a closer look at the components of operating expenses, G&A expense in the first quarter was $8 million compared to the prior year quarter of $6.8 million. The increase in general and administrative expenses was due to increased head count and salary-related expenses, increased tax consulting costs and increased facilities costs. Marketing and selling expenses were $11 million compared to the prior year quarter of $10.1 million. The increase in marketing and selling expenses was due to increased advertising and promotional activities and increased head count and salary related expenses, partially offset by decreased travel expense. Research and development expenses were $6.9 million compared to the prior year quarter of $5.6 million. The increase in research and development expenses was due to increased clinical expenses associated with our EVO clinical trial in the US, increased quality validation expenses and increase in head count and salary-related expenses. Because we and our customers remain optimistic for the future of refractive surgery, we have not reduced our workforce and continue to invest in the future while prudently managing variable spending where we can.

During the quarter we released another $1.4 million of the valuation allowance against our deferred tax assets due to a shift in forecasted foreign income which caused more of the NOL to be used to offset domestic income in profitable years thereby increasing the benefit of the NOLs and VA release.

The operating loss in the first quarter of 2020 was approximately $1.1 million as compared to an operating profit of $1.6 million in the year ago quarter. The net loss for the first quarter was $0.1 million or approximately breakeven on a diluted per share basis as compared to net income of $1.4 million or $0.03 per diluted share on a year ago quarter.

On a non-GAAP basis, adjusted net income for the quarter –for the first quarter was $1.9 million or $0.04 per diluted share as compared to adjusted net income for the year ago quarter of $4.3 million or $0.09 per diluted share. A table reconciling GAAP information to the non-GAAP information is included in today's financial release.

Turning now to our balance sheet, our cash and cash equivalents at April 3, 2020 totaled to $110.9 million. The company used $8.2 million in cash for operations due primarily to an increase in accounts receivable and due to the payment of bonuses both of which are typical in the first quarter. In Q1 2020, we also experienced an additional increase in AR due to COVID-19 related delayed payments. Based on discussions with our largest customers, we expect to end Q2 with more cash than Q1. Fortunately, our past due receivables were at an all-time low at the beginning of the quarter and the company expects collections to resume as elective surgeries are permitted and customers return to their practices.

The company also invested $2.2 million in property and equipment during the quarter. These uses of cash were partially offset by $1.3 million in cash from financing activities primarily stock option exercises. As a

Exhibit 99.1

reminder the company typically generates most of its cash in the second half of the year and the company does anticipate a year-over-year increase in cash.

We believe our cash balances and operating cash flows including anticipated cost containment measures will provide sufficient liquidity for the next 12 months and beyond.

This concludes our prepared remarks. Operator, we're now ready to take questions.

Questions and Answers

Operator:

Thank you. [Operator Instructions] Your first question comes from Cecilia Furlong with Canaccord Genuity. Your line is open.

Cecilia Furlong, Analyst, Canaccord Genuity LLC.

Hi Caren and Deborah. Thank you for taking the questions. I wanted to ask just about what you're seeing today in China as they're coming back. Just in terms of relative standard capacity given the enhanced sanitation practices kind of how are you seeing that trend as they've slowly started to ramp volume and where that goes going forward relative to pre-COVID level?

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Thank you, Cecilia. I appreciate your calling today. Regarding China, when China first started to reopen there were, what I would call, extraordinary safety measures that would limit substantially the normal pace of patient procedures. In that, there was an hour or two hours between patients for very strong application of sterile procedures to be sure that there would be no possible transmission of virus.

As time went on through April, there was more confidence and being able to increase capacity and still maintain exceptional safety and security for patients. So what we're seeing is a ramping up in China at an aggressive level in terms of the number of patients who are in waiting rooms, which we happily received videos of from our China team in terms of the amount of special promotions that the largest clinics, hospitals and practices are putting into effect.

In fact during the recent timeframe of May 1 through May 5, there is an Asia Golden Week and there are special holidays and a number of retailers were providing promotions and young people in our major markets like China and Korea and Japan were very much excited about as scheduling their ICL surgeries. So I believe that in our large Asian market, China, of course, is at the lead, we're seeing some really exciting fundamentals back in place, we're seeing productivity and we're seeing right concern obviously about patient safety

Cecilia Furlong, Analyst, Canaccord Genuity LLC.

Great. Thank you for all the color. And then I guess just turning to the US trial and I recognize some centers are starting to enroll again. Can you talk about just how centers were able to engage with patients in the interim, maybe build patient funnels in those centers that haven't yet opened, and what their positioning will be when they do open to really start and ramp procedures back up?

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

Sure. So our Contract Research Organization, as I mentioned in my April 13 stating the business report, has maintained constant contact with each of our clinical trial sites and each of those sites were in a

Exhibit 99.1

different phase with regard to screening patients, evaluating the results of the screenings, scheduling patients, actual implantations and implantation follow-up, all according to the protocol of our FDA study. So during the timeframe when these clinics were not open and everything related to clinical trial and making sure that we were absolutely not deviating in any way from protocol requirements continued.

And so what we're seeing now is as a result we're just picking up where we left off and so depending upon where you were in the queue in terms of waiting for an implant or waiting to be determined whether you qualify as a patient, all of that work really continued unencumbered and appropriately. And so, now we're really excited that by the middle of the month we expect every site to be up and running and open.

Cecilia Furlong, Analyst, Canaccord Genuity LLC.

Great. That's good to hear. Thank Caren.

Caren L. Mason - President, Chief Executive Officer & Director, STAAR Surgical Co.

You're welcome.

Operator:

Your next question comes from Chris Cooley with Stephens. Your line is open.

Chris Cooley, Analyst, Stephens, Inc.

Good afternoon. And first and foremost, hope everyone is well.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Thank you.

Chris Cooley, Analyst, Stephens, Inc.

...just first for me if I could maybe follow-on to that last question on the EVO trial here in the States. I think many of us have been assuming there's obviously been a push-out of sorts there in terms of timing, but could you, I guess, press a little bit more here maybe give us some more color as to how far along you are in terms of total enrollment, do you think this essentially puts you back by a quarter, do you think it's a couple of quarters, I'm just trying to get a better read on time to completion versus maybe your original expectations for the EVO trial? Then I have a follow-up? Thank you.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Well, we have not changed the date on our clinical trial protocol, which we just updated on ClinicalTrials.gov. So we are continuing to run to or original completion timeframes where we end up if we need to adjust based on how things go over the next two to three months, we'll do so. But at this point in time, we've made no adjustment on our clinical trial protocol commitments.

Chris Cooley, Analyst, Stephens, Inc.

Understood. Appreciate that. And then I guess just lastly from me, I'll get back in queue. Could you contrast for us maybe just when you think about the various countries that comprise the Asia-Pac region in particular? And then to a lesser extent the European Theater, just some of the regional differences you saw throughout the course of the quarter and kind of where you exited through the quarter from a run rate basis? In that way, we can kind of maybe get a little bit better baseline expectation about the decline that we should see here in the calendar 2Q before you resume to double digit growth that you had referenced in the press release and on your prepared comments? Thank you.

Exhibit 99.1

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Sure. Thank you, Chris. So we made sure that we got information on every one of the markets we serve both direct, hybrid and also, of course, all distributor coverage from our country managers and our team and our executive team several times a week. And most of the time we would have a little different point of view than what you might have been reading in local media or national or global media. When we look at Europe, definitely Spain and Italy were impacted greatly. And those markets shut down permanently. However, even in the worst of times some of the best training education and virtual connection was happening with our Spanish and Italian surgeons as well as in other parts of France for example, the Netherlands, et cetera, Belgium. When we look at Germany, Germany had some clinics that remained open most of the times that others were shut down in other parts of Europe. Germany still, of course, practices the appropriate guidelines and work at home, but we've found that in Germany which probably contributed obviously to their growth, surgeons were continuing to provide patients who wanted them ICLs.

We've had some interesting stories I'm going to share very quickly two of them. One is that one of our European patients has actually had her ICL experience tattooed on her arm from top to bottom and was unable to have them completed because the tattoo parlor was shutdown, but she was so taken with the life change that during the COVID shutdown, she was on social media showing her tattoo in progress and how everybody should get ICLs because her life has so dramatically changed. We also had a German bachelorette from The Bachelor show who also was covered during the shutdown for her ICL enthusiasm in multiple magazines and trade publications.

So, in Europe, we really have the gamut between what we would call closed, emerging and open and those are the three categories that we would check multiple times a week to determine what we needed to do and when. We also kept a running tab of all of our webinars, et cetera, and then we also created a library of educational excellence that we shared around the globe. When you look at Asia, Korea really never slowed down. Korea continued to do the right thing, but the surgeons managed to be open through their challenge. Same with Japan. Even int he heights recently of shutdown, Japan continues to aggressively help patients who really want to be visual free with visual safety. And then also obviously, China, we were shut down from the end of January through the end of March, a little bit into March and then we really saw the pickup in the last few weeks in April.

Chris Cooley, Analyst, Stephens, Inc.

Thank you. Stay well.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

You're welcome. Thank you.

Operator:

Your next question comes from Ryan Zimmerman with BTIG. Your line is open.

Ryan Zimmerman, Analyst, BTIG LLC

Great. Thank you. Caren, your commentary about the double-digit outlook remaining intact in Q3 and Q4, I wonder if you could put a finer point on that. Is that respective –is that indicative of your original guidance of 16% to 20% heading into the year or is that just double-digit broadly? I'm just wondering if you could frame that a little more. And then my second question and I'll ask it right now is particularly around pricing. In the quarter, last quarter with enormously higher pricing, driven by toric uptake in the

Exhibit 99.1

US and so the implied pricing here is a little bit lower this quarter. I'm just wondering, if you can kind of comment on your expectations for pricing through the balance of the year. Thank you for taking the questions.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Sure, Ryan. With regard to double-digit growth, getting –we hope to be able to achieve in Q3 and Q4 certainly based on where we are in each of the markets that we serve, regarding COVID-19 and any public health directives. But if, in fact, we have a more normal operating environment, our practices and elective surgeries are allowed. Our expectation is that we should be able –especially in our highest growth markets, we should be able to achieve in units growth on a relative basis above 20%. That's –and we think we can do better if at all possible, but at this point, it's hard for us and there is no real outlook that I’m providing for the right reasons. But what I am seeing is that in those markets where they're open for business and where they –we classify them an “O” we are seeing double-digit growth now.

Ryan Zimmerman, Analyst, BTIG LLC

Appreciate that.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

With regards to pricing...

Ryan Zimmerman, Analyst, BTIG LLC

And then –yeah and pricing question.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Yes. And so it really depends on mix when you're looking at our ASPs, how many torics are out there as well as what we're doing in the spheric world. At this point, we do not believe there is going to be pressure on our ASPs. I think we're going to end up having a –that becoming quite positive for us. We will be advancing some support in for surgeons around the world in special promotions that we think are going to really advantage in two ways. One is, we want to give surgeons tools to bring back their patients as soon as possible. And second of all, we want to help, where we can help to encourage for periods of time during opening, maybe a month or two, that we provide lenses here and there to help. So I think, overall, it's got to be a great combination of supporting the surgeons, pricing for the market and also managing to get higher demand faster.

Ryan Zimmerman, Analyst, BTIG LLC

Thank you, Caren.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

You’re Welcome, Ryan.

Operator:

Your next question comes from Jim Sidoti with Sidoti & Co. Your line is open.

James Sidoti, Analyst, Sidoti & Co.

Hi. Good afternoon. It's good to hear your voice. I hope everybody is well.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Yeah. Same here, Jim. Same to you.

Exhibit 99.1

James Sidoti, Analyst, Sidoti & Co.

Deborah, can you just repeat the comments you made about the charge you're going to take in the second quarter? I missed that.

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

Yes. Well, because the facility, the plants were shut down for a month basically or six weeks, because we didn't manufacture any product and, of course, we didn't lay off any employees, the operating expense, the manufacturing expense for that six-week period will have to be recorded as a charge on the P&L and that equates to about $1.4 million.

James Sidoti, Analyst, Sidoti & Co.

Okay. And will that go into gross margin?

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

Yes.

James Sidoti, Analyst, Sidoti & Co.

Okay. And obviously, your account receivable up in the quarter, do you think this brought you some goodwill with those accounts and something you can leverage later on in the year?

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

Well, definitely. Our customers have been very appreciative of our understanding of the circumstances during this really tough time. But we stayed in very close –the good news is that we've been in very, very close contact with all of them. They've been very responsive. It's not like they're not picking up the phone or answering our calls or whatever. And we've had a lot of interaction, as Caren mentioned, with sales training meetings and things like that to stay in touch. So right now, in fact, they got a great email today summarizing our situation internationally, and it looks like we'll start to get back on track here in the second quarter and then hopefully return to normal in the third quarter.

James Sidoti, Analyst, Sidoti & Co.

Okay. And the increase in PP&E in the quarter, which plant was that?

Deborah J. Andrews, Chief Financial Officer, STAAR Surgical

I think we made a number of manufacturing improvements in Monrovia, Lake Forest and in our Swiss facility in Nidau.

James Sidoti, Analyst, Sidoti & Co.

So if you do have a big pickup in Q3 and Q4, you think you have capacity for that?

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Oh, yeah, absolutely. What we did is we made a decision to discontinue production and have an abundance of caution for our employees when the fare was at its highest and concern was at its greatest. And over time, on a weekly basis, we communicated with all of those employees, told them all the policies that we were looking at, all the protocol changes, all the safety enhancements that we would have. So when our employees came back, I can tell you it wasn't a long path to productivity. It was immediate

Exhibit 99.1

productivity. And we know we will have the inventory necessary for demand as we see it going forward beyond double digits, so we're in good shape.

James Sidoti, Analyst, Sidoti & Co.

Okay. Thank you.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Thanks a lot.

Operator:

And there are no further questions. I turn the call back to Caren Mason for any closing remarks.

Caren Mason, President, Chief Executive Officer & Director, STAAR Surgical

Thanks, everyone, for your participation on our call today. We look forward to speaking with many of you in the days and weeks ahead. We will be participating in virtual investor conferences and excited to speak more with you then. We always appreciate your interest and investment in STAAR. Please take good care. All the best to all of you.

Operator:

This concludes today's conference call. You may now disconnect.

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